EXHIBIT 4.27


                      September 5, 2001


Esynch Corporation
15502 Mosher Avenue
Tustin, CA 92780



Dear Mr. Hemingway:

This agreement ("the Agreement") will confirm the understanding between Esynch Corp. (which together with its subsidaries and affiliates is referred to herein as the "Company") and Lance R. Dalton (DALTON), pursuant to which the Company has retained DALTON, on the terms and subject to the conditions set forth herein, to act as its non-exclusive financial advisor.

1. Retainer. The Company hereby retains DALTON, and DALTON agrees to act, as the Company's non-exclusive financial advisor during the Term (as defined below). DALTON agrees to advise and assist the Company with (i) general strategic planning and corporate finance matters,
(ii) effecting acquisition transactions, which may include identifying and evaluating acquisition opportunities and participating in the negotiations with potential candidates ("Acquisition Candidates") on behalf of the Company, and
(iii) positioning the Company within the financial community. As used in this letter the term "acquisition transactions" means (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of any acquisition candidate is combined with that of the Company or a subsidiary of the Company or
(b) the acquisition, directly or indirectly, by the Company of all or part of the capital stock, or all or part of the assets, of the acquisition candidate by way of tender or exchange offer, negotiated purchase or otherwise.

2. Compensation. In payment for services to be rendered hereunder by DALTON, the Company agrees to pay DALTON as follows:

     A. The Company shall pay to DALTON a one time retainer obligation of 150,000 shares of the company common stock upon the date of execution of this Agreement.


3.   Other Agreements.

     A. Term. The term of this Agreement will run until the first anniversary of the date of this Agreement (the
         "Term");

     B. Affiliate Services. In connection with the services to be provided hereunder, DALTON may employ the services of its affiliates. DALTON may share with any of its affiliates and such affiliates may share with DALTON any non-public information related to the Company or any matters contemplated hereby. The term "affiliate" as used herein shall have the meaning ascribed to such term in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

     C. Use of Name. The Company agrees that any references to DALTON or its affiliates made in connection with services provided or to be provided under this Agreement are subject to DALTON's prior approval.

     D.  No  Rights  in  Shareholders, Etc.   The  Company
         recognizes, acknowledges and agrees that DALTON has been retained only by the Company, and that the Company's engagement of DALTON is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, owner or partner of the Company or any other person not a party hereto as against DALTON or its affiliates or their respective directors. officers, agents, employees or representatives. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon the Company's engagement of DALTON or any statements, advice, opinions or conducted by DALTON.

     E. Information. The Company agrees to furnish DALTON with such information as DALTON reasonably requests in connection with its engagement hereunder. The Company represents and warrants that any such information provided by the Company, including, without limitation, any information included in any information or disclosure memorandum or similar document, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herin not misleading in light of the circumstances under which such staatements are made.

     F.  Miscellaneous.  This Agreement may be executed in two
         more counterparts, all of which together shall be considered a single instrument. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal accounting, tax and other similar expert advice. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof
         and   supersedes  all  other  prior  agreements   and
         understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and cannot be amended or otherwise modified except in writing executed by the parties hereto.

     G. Notices. Notice given pursuant to any of the povisions of this Agreement shall be in writing and shall be mailed or delivered or faxed (a) if to the Company, at its address listed above, Attention: President and (b) if to DALTON, at the offices of 300 Beale Street, Suite 401, San Francisco, CA, Attention: Lance R. Dalton.

     H. Construction. This Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflicts of law provisions thereof. The parties hereby submit to the non-exclusive jurisdiction of the federal and California State courts located in Orange County, California, in connection with any dispute related to this agreement or any of the matters contemplated hereby.

     I. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the day and year first above written.

Lance R.Dalton                          Esynch Corporation


By:/s/Lance R. Dalton                   By: /s/ Thomas Hemingway
---------------------                   ------------------------
Lance R. Dalton                         Thomas Hemingway, CEO